Exhibit 10.16

FULCRUM BIOENERGY, INC.

SECOND AMENDED AND RESTATED

SERIES C PREFERRED STOCK PURCHASE AGREEMENT

November 8, 2011

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9.15	Confidentiality	25

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FULCRUM BIOENERGY, INC.

SECOND AMENDED AND RESTATED

SERIES c PREFERRED STOCK PURCHASE AGREEMENT

This Second Amended and Restated Series C Preferred Stock Purchase Agreement (this “Agreement”), dated as of November 8, 2011, by and among Fulcrum BioEnergy, Inc., a Delaware corporation (the “Company”), the investors listed on Exhibit A attached hereto (each an “Existing Investor” and collectively, the “Existing Investors”) and the investors listed on Exhibit B attached hereto (the “New Investors” and together with the Existing Investors, the “Investors”).

RECITALS

WHEREAS, the Company and certain of the Investors are parties to that certain Amended and Restated Series C Preferred Stock Purchase Agreement dated as of September 7, 2011 (the “Prior Agreement”), pursuant to which the Company agreed to issue and sell, and each Investor party thereto (the “Prior Investors”) agreed to purchase, shares of the Company’s Series C-1 Preferred Stock, par value $0.001 per share (the “Series C-1 Preferred Stock”) upon satisfaction of the closing conditions set forth in the Prior Agreement;

WHEREAS, subject to the terms and conditions of the Prior Agreement, the Existing Investors previously purchased shares of Series C-1 Preferred Stock (1) by conversion of all of the 2010 Senior Secured Convertible Note(s) entered into between such Existing Investors and the Company on August 16, 2010, as amended, plus all accrued and unpaid interest on such notes (the “2010 Note Conversion”), and (2) pursuant to drawdowns of the Existing Investors’ funding commitment (the “Prior Drawdowns”) (each as set forth on Exhibit A);

WHEREAS, the Company and the Investors desire to amend and restate the Prior Agreement in its entirety; and

WHEREAS, pursuant to Section 10.9 of the Prior Agreement, the Prior Agreement may be amended with the written consent of the Company and the anticipated purchasers thereunder (the “Prior Required Investors”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth and effective and contingent upon execution of this Agreement by the Company and the Prior Required Investors, the parties hereto hereby agree to amend and restate the Prior Agreement in its entirety to read as set forth in this Agreement.

1. Purchase and Sale of Preferred Stock.

1.1 Sale and Issuance of Series C-1 Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Sixth Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C (the “Restated Certificate”).

(b) Subject to the terms and conditions of this Agreement, each Existing Investor agrees to purchase at the Closing and the Company agrees to sell and issue to each Existing Investor at the Closing that number of shares of Series C-1 Preferred Stock set forth opposite each such Existing Investor’s name on Exhibit A attached hereto, less the number of shares previously purchased by such Existing Investor from the 2010 Note Conversion and the Previous Drawdowns, at a purchase price of $2.67 per share.

(c) Subject to the terms and conditions of this Agreement, each New Investor agrees to purchase at the Closing and the Company agrees to sell and issue to each New Investor at the Closing that number of shares of Series C-1 Preferred Stock set forth opposite each such New Investor’s name on Exhibit B attached hereto at a purchase price of $2.67 per share.

(d) The Company’s agreement with each of the Investors is a separate agreement, and the obligations of each Investor under this Agreement are several and not joint with any other Investor. Notwithstanding the foregoing, no Investor shall have any obligation hereunder to purchase its Series C-1 Preferred Stock unless all of the other Investors have previously purchased or also simultaneously purchase at the Closing the Series C-1 Preferred Stock set forth on Exhibit A and Exhibit B, as applicable.

(e) This Agreement shall not in any way release or impair the rights, duties or obligations of the Company created pursuant to the Prior Agreement with respect to the representations and warranties of the Company with respect to the Additional Common Stock (as defined the Prior Agreement), the release from escrow of the Additional Common Stock and the payment of reasonable fees and expenses incurred by USRG Holdco 3D, to the extent in force and effect prior to the Closing, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Company and the Prior Investors.

1.2 Issuance of Warrants. At the Closing, the Company shall issue to each New Investor a warrant to acquire shares of the Company’s capital stock, in the form attached hereto as Exhibit D (the “Series C-2 Warrant”). The shares of capital stock issued upon exercise of the Series C-2 Warrant shall be hereinafter referred to as the “Warrant Stock.”

1.3 Closing; Delivery.

(a) The purchase and sale of the Series C-1 Preferred Stock by the Investors and the issuance of the Series C-2 Warrants shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, California 94105 at 10:00 a.m., on the date of this Agreement, or such other date, time or place as the Company and the Investors mutually agree upon, orally or in writing following satisfaction of the conditions in Section 4 (which time and place are designated as the “Closing”), upon the physical or electronic exchange among the parties and their counsel of all documents and deliverables required under this Agreement; provided, however, that if the Closing does not occur on or before November 17, 2011, this Agreement shall terminate in its entirety, provided further that in the event this Agreement terminates, the Prior Agreement shall be reinstated in its entirety and shall be in full force and effect.

(b) At the Closing, the Company will deliver to each Investor purchasing Series C-1 Preferred Stock a certificate registered in such Investor’s name representing the number of Series C-1 Preferred Stock that such Investor is purchasing against payment of the purchase price therefor, by (a) delivery of a bank cashier’s check payable to the Company, (b) wire transfer to the Company in accordance with the Company’s written instructions, (c) cancellation of indebtedness owed by the Company to the Investor, or (d) any combination of the foregoing or any other consideration agreed upon by the Company. In the event that payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company. The shares of Series C-1 Preferred Stock issued to the Investors pursuant to this Agreement shall be hereinafter referred to as the “Stock.” The Stock, the Series C-2 Warrants, the Warrant Stock, and the Common Stock issuable upon conversion of the Stock shall be hereinafter referred to as the “Securities.”

1.4 Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Execution” means the execution and delivery of this Agreement by the Company and the Investors.

“Execution Date” means the date of the Execution.

“Existing Preferred Holders” means the holders of outstanding Preferred Stock of the Company immediately prior to the Execution.

“Investors’ Rights Agreement” means the agreement among the Company, the Existing Preferred Holders and the Investors, dated as of the date of the Closing, attached hereto as Exhibit E.

“Key Holders” means E. James Macias and Eric N. Pryor.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), prospects, property or results of operation of the Company.

“Right of First Refusal and Co-Sale Agreement” means the agreement among the Company, the Key Holders, the Existing Preferred Holders and the Investors, dated as of the date of the Closing, in the form of Exhibit F attached hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Transaction Agreements” means this Agreement, the Series C-2 Warrants, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement.

“Voting Agreement” means the agreement among the Company, the Key Holders, the Existing Preferred Holders and the Investors, dated as of the date of the Closing, attached hereto as Exhibit G.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth on the Schedule of Exceptions (the “Schedule of Exceptions”) delivered separately by the Company to each Investor in connection with the Closing, the representations set forth in this Section 2 shall be true and correct as of the Execution Date and the Closing Date. For purposes of these representations and warranties, the phrase “to the Company’s Knowledge” or similar phrases shall mean the actual knowledge of any officer of the Company, after such officer has made reasonable inquiry of documents in the Company’s possession (or under the Company’s control) and of the Persons generally responsible for the subject matter to which knowledge is pertinent, or receipt of actual notice by such officer that conveys, in a reasonably clear manner, the specific matters in respect of which knowledge is pertinent. Further, the term “Company” shall include any subsidiaries of the Company, as applicable.

2.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted, to execute and deliver this Agreement and the Transaction Agreements, to issue and sell the Securities, and to carry out the provisions of this Agreement and the Transaction Agreements. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance), sale and delivery of the Securities has been taken or will be taken prior to the Closing, and this Agreement and the Transaction Agreements, when executed and delivered, will constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent that the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable laws. The sale of the Series C-1 Preferred Stock is not and the subsequent conversion of the Series C-1 Preferred Stock into Common Stock will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

2.3 Valid Issuance of Securities. The Stock and Series C-2 Warrants, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Investors’ Rights Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Stock and the Warrant Stock issuable upon exercise of the Series C-2 Warrants (other than shares of Common Stock issuable upon exercise of the Series C-2 Warrants in the event of an initial public offering other than a Qualified IPO (as defined in the Restated Certificate)) has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Company’s Certificate of Incorporation and with respect to the Warrant Stock, the Series C-2 Warrants, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Transaction Agreements and under applicable state and federal securities laws. Subject to the accuracy of the Investor’s representations in Section 3 hereof, the Securities will be offered, issued and sold in compliance with all applicable federal and state securities laws and shall be exempt from the registration requirements of Section 5 of the Securities Act and the qualification or registration requirements of all applicable state securities laws.

2.4 Governmental Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company’s valid execution, delivery, or performance of this Agreement, the offer, sale or issuance of the Securities, except (i) the filing of the Restated Certificate with the Secretary of State of the State of Delaware, (ii) such filings as have been made prior to the Closing, and (iii) any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act, or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

2.5 Capitalization and Voting Rights. Schedule 2.5 to the Schedule of Exceptions sets forth (a) the authorized and outstanding shares of each class and series of capital stock of the Company, and (b) the number shares of Common Stock reserved for issuance upon exercise of options granted or available for grant under the terms of the Company’s 2007 Stock Incentive Plan, as amended from time to time (the “2007 Plan”), and the number of shares of Common Stock issued pursuant to exercise of options. The Common Stock, Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series C-1 Preferred Stock shall have the rights, privileges and preferences set forth in the Restated Certificate. All outstanding options to purchase shares of the Company’s stock have been issued pursuant to the 2007 Plan and to a form of option agreement under the 2007 Plan in substantially the form provided to counsel for the Investors. All outstanding securities of the Company were issued in compliance with the registration or exemption provisions of applicable federal and state securities laws. Except for (i) the conversion privileges of the Series A Preferred Stock, Series B-1 Preferred

Stock, Series B-2 Preferred Stock and Series C-1 Preferred Stock, (ii) the rights provided in Section 4 of the Investors’ Rights Agreement, (iii) the Series C-2 Warrants and (iv) as set forth on Schedule 2.5 to the Schedule of Exceptions, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable or shares of Common Stock or Preferred Stock. The issuance of the Shares will not cause an adjustment under any anti-dilution provision (or similar protective feature) under any shares, option, warrants, right or other agreements of any kind binding upon the Company.

2.6 Subsidiaries. All direct and indirect Subsidiaries are set forth on Schedule 2.6. Except as set forth on Schedule 2.6, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens (as defined below). Except as set forth on Schedule 2.6, all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities and there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), or other agreements of any kind for the purchase or acquisition from any of the Subsidiaries of any of its securities. Except as set forth on Schedule 2.6, the Companies do not own any ownership interest or profits interest in any other corporation, limited liability company, limited partnership or other entity. Except as set forth on Schedule 2.6, the Companies are not a participant in any joint venture, partnership or similar arrangement. Each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of jurisdiction of its incorporation or organization (as applicable). Each Subsidiary is duly qualified, is authorized to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on the Companies taken as a whole. Each Subsidiary has the requisite corporate or limited liability company power and authority to carry on its business as it is now being conducted. For the purposes of this Agreement, “Subsidiaries” means, with respect to any Person (as defined below) (including the Company), any corporation, partnership, association or other business entity of which more than 50% of the issued and outstanding stock or equivalent thereof having ordinary voting power is, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries or by such Person and one or more Subsidiaries of such Person. For purposes of this Agreement, “Companies” mean the Company and its Subsidiaries. For purposes of this Agreement, “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization or governmental entity.

2.7 Financial Statements. The Company has delivered to the Investors (collectively, the “Financial Statements”) (a) the audited consolidated financial statements (balance sheet, statement of operations, statement of stockholders’ equity, and statement of cash flows) of the Companies as of and for the year ended December 31, 2010, and (b) the unaudited consolidated financial statements (balance sheet, statement of operations, and statement of cash flows) of the Companies as of and for the nine month period ended September 30, 2011 (collectively, the “Quarterly Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as indicated in the notes to the Financial Statements), and are correct and present fairly, in all material respects, the results of operations, financial condition and position of the Companies as of the dates and for the periods presented, subject (in the case of unaudited financial statements) to normal recurring year-end adjustments (none of which are expected to be material) and an absence of footnotes.

2.8 Liabilities. The Companies do not have any direct or indirect liabilities, indebtedness, obligations, interest, penalties, legally binding commitments, expenses, claims, deficiencies, guaranties or endorsements of or by any Person of any type, known or unknown, asserted or unasserted and whether accrued, absolute, contingent, matured or unmatured (collectively, “Liabilities”), that are not disclosed in the Financial Statements or set forth on Schedule 2.8 attached hereto, other than (a) Liabilities incurred in the ordinary course of business and consistent (in both type and amount) with prior periods, since the date of the Quarterly Financial Statements (the “Statement Date”), and (b) Liabilities for performance pursuant to any contract not required to be reflected in the Financial Statements in accordance with U.S. generally accepted accounting principles that do not arise because of a breach of such contract by any of the Companies. The Companies are not a guarantor or indemnitor of any indebtedness of any other Person.

2.9 Agreements; Action.

(a) Except for the Transaction Agreements or as set forth on Schedule 2.9, there are no oral or written agreements, understandings, commitments, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Companies are a party or by which any of the Companies are bound which may relate to (i) obligations (contingent or otherwise) of, or payments to, the Companies in excess of $25,000, (ii) provisions that would have a Material Adverse Effect, (iii) the license by the Companies of any Intellectual Property to or from any Person other than in the ordinary course of business, or (iv) any other material agreement of the Companies.

(b) The Companies have made available to the Investors a full and complete copy of each item required to be set forth on Schedule 2.9 and there are no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof in any material respect. Each contract or agreement set forth on Schedule 2.9 (i) has been duly authorized by all necessary corporate and other action on the part of the Company or the Subsidiary, as applicable, (ii) was validly executed and delivered by the Company or the Subsidiary, as applicable, and (iii) is a legal, valid and binding obligation of the Company or the Subsidiary, as applicable and its successors, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity relating to enforceability (whether considered in an action at law or in equity). Each such document is in full force and effect, none of their material provisions has been waived or modified by any party thereto and there are no material defaults thereunder or notice of material defaults delivered pursuant thereto.

(c) Except as set forth on Schedule 2.9, since the Statement Date, the Companies have not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other Liabilities (other than with respect to accounts payable and other non-material obligations incurred in the ordinary course of business), (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses and similar reimbursable business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights having a fair market value in excess of $25,000.

(d) For the purposes of subsections (a), (b) and (c) above, all indebtedness, Liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons that, to the Company’s Knowledge are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) Except as set forth on Schedule 2.9 or as contemplated by this Agreement or any of the Transaction Agreements, the Company has not engaged in the past six (6) months in any discussion (i) with any representative of any entity regarding the consolidation or merger of the Company with or into any such entity, (ii) with any entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

2.10 Obligations to Related Parties. Except for (a) payment of salary or fees (in the case of Consultants (as defined below)) for services rendered to the Companies in the ordinary course of business, (b) reimbursement for reasonable expenses incurred on behalf of or in connection with services to the Companies, (c) standard employee benefits made generally available to all Employees (as defined below), (d) contracts as related to any such Person’s ownership of capital stock or other securities of the Companies, (e) at will offer letters or employment contracts (f) indemnification and confidentiality agreements and except as set forth on Schedule 2.10 or any Transaction Agreement, there are no oral or written agreements, understandings or proposed transactions between any of the Companies, on the one hand, and any of the Companies’ officers, directors, stockholders, Employees or Consultants, on the other hand. Other than as disclosed in Schedule 2.10, none of the officers, directors, stockholders, Employees or Consultants of the Companies, or any members of their respective immediate families, are indebted to the Companies or, to the Company’s Knowledge, have any direct or indirect ownership interest in any Person with which any of the Companies are affiliated or with which any of the Companies have a business relationship, or any Person which competes with the Companies. Except as set forth on Schedule 2.10, to the Company’s Knowledge, there is no familial or other material business relationship that exists between or among any Employee or Consultant of the Companies and any customer, supplier, vendor or contractor of the Companies (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Companies). For purposes of this Agreement, (i) “Employee” shall mean any Person employed by any of the Companies, whether directly or indirectly, by lease or co-employment arrangement with a third-party or otherwise, and (ii) “Consultant” shall mean any Person who is an independent contractor of any of the Companies.

2.11 Changes. Except as set forth on Schedule 2.11, since the Statement Date, there has not been:

(a) any change in the assets, Liabilities, financial condition or operations of the Companies, which individually or in the aggregate has had, or is reasonably likely to result in, a Material Adverse Effect;

(b) any (i) resignation or termination of any officer, key Employee or key Consultant of the Companies or (ii) any receipt by any officer of the Companies of any notification of any impending resignation from any such Person;

(c) any material change in the contingent obligations of the Companies by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) any material damage, destruction or loss adversely affecting the assets, properties, business or financial condition of the Companies, whether or not covered by insurance;

(e) any waiver by the Companies of a valuable right or of any debt;

(f) any change in any compensation arrangement or agreement with any Employee, Consultant, officer, director or stockholder of any of the Companies that would increase the cost of any such agreement or arrangement to the Companies by more than $10,000 in each instance;

(g) to the Company’s Knowledge, any labor organization activity of the Employees of the Companies;

(h) any declaration or payment of any dividend or other distribution of the assets of the Companies to the stockholders of the Companies;

(i) any termination or expiration of a material agreement by which the Companies or their assets are bound;

(j) any material change in any material agreement to which any of the Companies are a party or by which it is bound; or

(k) any other event or condition of any character that, either individually or cumulatively, has resulted, or is reasonably likely to result, in a Material Adverse Effect.

2.12 Title to Properties and Assets; Liens, etc. Except as set forth on Schedule 2.12, each of the Companies has good and valid title to the properties and assets that it owns, including the properties and assets reflected as owned on the Financial Statements, and has a valid leasehold interest in its leasehold estates, in each case subject to no Lien or lease, other than those resulting from taxes which have not yet become delinquent, those of the lessors of leased property or assets or other Liens or imperfections on property which are not material in amount or do not materially detract from the value or the property affected by such lien or imperfection. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Companies are in good operating condition and repair and are fit and usable for the purposes for which they are being used. Each of the Companies is in compliance in all material respects with all terms of each lease to which it is a party or is otherwise bound.

2.13 Intellectual Property.

(a) Schedule 2.13(a) contains a complete and accurate list of all Intellectual Property owned, licensed, used or held by the Companies or otherwise necessary for the business as currently conducted and as proposed to be conducted, other than licenses or agreements arising from the purchase of “off-the-shelf” software. “Intellectual Property” or “Company Intellectual Property” shall mean but not be limited to (a) all licenses, sublicenses or rights or agreements related to intellectual property rights granted or assigned by any third party to the Companies, (b) all rights arising from or in respect to patents and patent applications, including continuation, divisional, continuation-in-part, reissue or reexamination patent applications and patents issuing therefrom, patent disclosures and inventions whether patentable or unpatentable and whether or not reduced to practice, utility models, certificates of invention, design patents, draft patent applications, and all improvements and foreign versions of the foregoing whether protected, created or arising under the laws of the United States or any other jurisdiction, (c) rights arising from or in respect to trademarks, service marks, trade names, logos internet domain names and corporate names whether registered or unregistered, including any applications for registration for any of the foregoing, trade dress rights and general intangibles of a like nature, industrial or product designs together with all of the goodwill associated therewith or symbolized thereby, and foreign versions of the foregoing whether protected, created or arising under the laws of the United States or any other jurisdiction (d) rights arising from or in respect to copyrights and copyrightable works and registrations, applications and renewals for registration thereof, mask works and registrations and applications for registration or renewals thereof, computer software, data, databases, source code, object code, data processing programs, computer applications, operating programs, and documentation including copies and tangible embodiments (in whatever form or medium) thereof whether protected, created or arising under the laws of the United States or any other jurisdiction, and (e) rights arising from or in respect to trade secrets and other confidential information including, without limitation, ideas, skills, formulas, manuscripts, artwork, engineering notebooks, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, concepts, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information whether protected, created or arising under the laws of the United States or any other jurisdiction.

(b) Except as set forth on Schedule 2.13(b), the Companies own, or possess sufficient legal rights to use all of the Company Intellectual Property free and clear of all Liens or claims of others. For purposes hereof, “Lien” means (i) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; (ii) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (iii) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

(c) The Companies have not received any notice, written or otherwise, or claim challenging the complete and exclusive ownership or possession of its rights to use the Company Intellectual Property, or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. Similarly, the Companies have not received any notice challenging, terminating, amending, or affecting the interest of the Companies in the Company Intellectual Property.

(d) The Companies have taken all commercially reasonable actions to maintain and protect the Company Intellectual Property that it owns, licenses or uses, including, if and when applicable and required, the secrecy or confidentiality thereof, which action may be taken by the Companies and the Company Intellectual Property is currently in compliance in all material respects with all applicable legal requirements (including timely payment of filing, examination, maintenance and legal fees) necessary to protect the Company Intellectual Property. Furthermore, to the Company’s Knowledge, owners of any Intellectual Property licensed to the Companies have taken all commercially reasonable actions to maintain and protect the Intellectual Property that is the subject of such licenses.

(e) On the date hereof, to the Company’s Knowledge, all Company Intellectual Property is valid, subsisting, unexpired and enforceable and has not been abandoned. To the Company’s Knowledge, there is no prior art or other information that would cause any issued patent of the Companies or licensed to the Companies to be invalid or unenforceable. The Companies have not received any notice of a claim nor does the Company have any Knowledge that there are any facts which indicate a likelihood that any of the Company Intellectual Property is invalid, unenforceable, or misused.

(f) No Company Intellectual Property owned by the Companies, and to the Company’s Knowledge no Company Intellectual Property owned by a third party, is involved in any interference, reissue, reexamination, opposition or cancellation proceeding or any other litigation or proceeding of any kind in the United States or in any other jurisdiction.

(g) The Company has not placed any third party on notice of, nor to the Company’s Knowledge are there existing any facts which would indicate a likelihood that a third party has, will be, or currently is infringing, misappropriating, diluting or otherwise misusing any of the Company Intellectual Property that is owned by the Companies or, to the Company’s Knowledge, Company Intellectual Property owned by a third party.

(h) The transactions contemplated by this Agreement shall have no adverse effect on the right, title and interest of the Companies in and to Company Intellectual Property.

(i) Except as set forth on Schedule 2.13(b), the Companies have not licensed any Intellectual Property to or from any Person other than in the ordinary course of business.

(j) The Companies have not received any written communications alleging, nor does the Company have any Knowledge that there are any facts which would indicate a likelihood, that it has violated or, by conducting its business as currently conducted or proposed to be conducted, would violate any of the Intellectual Property rights of any other Person. To the Company’s Knowledge, it is not necessary to the business, as currently conducted or proposed to be conducted, to obtain any other intellectual property rights from any third Person other than those which have already been acquired by or licensed to the Companies.

(k) To the Company’s Knowledge, it is not necessary to the business, as currently conducted or as proposed to be conducted, to utilize any Intellectual Property of the Employees made prior to their employment by the Companies, except for inventions, trade secrets or proprietary information that have been assigned to the Companies.

(l) Since the Statement Date, there has not been any sale, assignment or transfer of any Intellectual Property or other intangible assets of the Companies.

(m) To the Company’s Knowledge, the Companies own and have the unlimited right to use, execute, enforce, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of or sublicense any of the Intellectual Property of the Company relating to goods and services presently provided by or presently proposed to be provided by the Companies.

(n) The Intellectual Property does not contain any open source code or any other components that require reciprocity of disclosure or use or a grant of rights or immunities under intellectual property rights including through any form of the GNU General Public License. No proprietary or trade secret material of the Companies is embedded in any such open source code.

(o) To the Company’s Knowledge, no Employee is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such Employee’s ability to promote the interest of the Companies or that would conflict with the business. To the Company’s Knowledge, neither the carrying on of the business by the Employees, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such Employee is now obligated.

2.14 Compliance with Other Instruments. The Companies are not in violation or default of (i) any term of its Certificate of Incorporation or its Bylaws (in each case, as amended to date), or (ii) any provision of any material mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or (iii) any judgment, decree, order or writ of any domestic or foreign government or any instrumentality or agency thereof applicable to any of the Companies.

2.15 Litigation. There is no action, suit or proceeding pending or, to the Company’s Knowledge, threatened against the Companies or, to the Company’s Knowledge, any investigation of the Companies, and to the Company’s Knowledge, there does not exist any basis for the foregoing. The Companies are not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Companies currently pending or that the Companies currently intend to initiate.

2.16 Tax Returns and Payments. The Companies have timely filed (subject to all applicable extensions) all tax returns required to be filed by it, and the Companies have timely paid (subject to all applicable extensions) all taxes owed by it (whether or not shown on any tax return). All such tax returns were complete and correct, and such tax returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Companies and any other information required to be shown thereon. The Companies have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, Consultant, creditor, independent contractor, shareholder, member or other third party. The Companies have established adequate reserves for all taxes accrued but not yet payable and such reserves are accounted for on the Financial Statements. The Companies have not incurred, and the Companies will not incur, any liability for taxes through the Closing Date except in the ordinary course of business and consistent with the Companies’ past tax reporting practices. The Companies have never been audited by and no issues have been raised or adjustments made or proposed by any tax authority in connection with any such taxes or tax returns. No deficiency assessment with respect to or proposed adjustment of the Companies’ taxes is pending or, to the Company’s Knowledge, threatened. There is no tax lien (other than for current taxes not yet due and payable), imposed by any taxing authority, outstanding against the assets, properties or business of the Companies. All material tax elections of any type which the Companies have made as of the date hereof are set forth in the Financial Statements.

2.17 Real Property Holding Corporation. The Company, on a consolidated basis, is not and has never been, a “United States real property holding corporation” as that term is defined in Section 897 of the Code.

2.18 Employees and Consultants.

(a) All of the Employees of the Companies and Consultants of the Companies that are paid fees greater than $20,000 per year are identified on Schedule 2.18(a). Except as set forth on Schedule 2.18(a): (i) the Companies do not have, and never have had, collective bargaining agreements with any Employees; (ii) there is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Companies; (iii) to the Knowledge of the Company, none of the Employees or Consultants are subject to any judgment, decree or order of any court or governmental agency, that would interfere with his or her duties to the Companies or that would conflict with the business as currently conducted and as proposed to be conducted; (iv) to the Knowledge of the Company, no Employee or Consultant is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such Person to be employed by, or to contract with, the Companies; (v) to the Knowledge of the Company, the continued employment by the Companies of its present Employees, and the performance of the Companies’ contracts with any Consultants, will not result in any violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Companies, and the Companies have not received any written notice alleging that such violation has occurred; (vi) no Employee has been granted the right to continued employment and no Consultant has been granted the right to continued engagement by the Companies or to any compensation following termination of employment with the Companies; and (vii) the Companies do not have any present intention to terminate the employment or engagement of any officer, key Employee or key Consultant.

(b) Except as set forth on Schedule 2.18(b), there are no outstanding or, to the Company’s Knowledge threatened, claims against the Companies or any affiliate (whether under federal or state law, under any employment agreement, or otherwise) asserted by any present or former Employee or Consultant of the Companies. The Companies have complied in all material respects with all laws, ordinances or governmental rules or regulations concerning immigration or the employment of Persons other than U.S. citizens. The Companies have complied in all material respects with all laws, ordinances or governmental rules or regulations concerning equal employment opportunity and other laws related to employment.

2.19 Pension and Other Employee Benefit Plans.

(a) Except as set forth on Schedule 2.19, the Companies do not sponsor, maintain, participate in or have any liability in respect of any plan, policy, program or arrangement with respect to: (i) deferred compensation, pension, savings, cash balance or retirement benefits; (ii) severance or separation from service benefits (other than those required by law); (iii) cash or equity-based incentives, including without limitation any cash or stock bonus, performance, stock option, stock appreciation rights, restricted stock, restricted stock unit or share awards; (iv) health care benefits; (v) disability income or wage continuation benefits; (vi) supplemental unemployment benefits; (vii) life insurance, death or survivor’s benefits; (viii) accrued sick pay or vacation pay; (ix) any other benefit offered under any arrangement constituting an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or (x) fringe or other benefits (the foregoing being collectively called “Employee Benefit Plans”). Without limiting the generality of the foregoing, the Companies do not sponsor, maintain, participate in or have any liability in respect of any (i) employee benefit plan subject to Section 412 of the Code or Title IV of ERISA (“Pension Plan”), (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA (“Multiemployer Plan”), (iii) “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, or (iv) plan providing post-termination health or life insurance. No Person, corporation, partnership, individuals, trade or business that, together with each of the Companies, is or was treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA has within the six (6) year period immediately preceding the date hereof any liability in respect of a Pension Plan or Multiemployer Plan. The transactions contemplated by this Agreement will not result in any payment or series of payments by the Investors or the Companies of an “excess parachute payment” within the meaning of Section 280G of the Code or any other severance, bonus or other payment on account of such transactions. The Companies have complied in all material respects with ERISA, the Code and other applicable law. Except as set forth on Schedule 2.19, the Companies do not have any present intention of establishing any Employee Benefit Plan.

(b) All employment and payroll taxes and all other compensation and benefits to which Employees are entitled, in each case which the Companies are required to pay, have been timely paid or provided as applicable, and there is no liability for any such payments, contributions or premiums.

2.20 Proprietary Information and Inventions Agreements. Each current and former Employee, Consultant, officer or other representative of the Companies who have ever been involved in any aspect of the design or creation of any of the Company’s Intellectual Property has executed confidentiality and assignment of proprietary information and inventions agreements, copies of which have been made available to the Investors. Such agreements constitute legal, binding, and valid obligations with respect to any Intellectual Property. Except as set for the on Schedule 2.20, no current Employee, Consultant or officer of the Companies have excluded works or inventions made prior to his or her employment or engagement with the Companies from his or her assignment of inventions pursuant to such Employee’s, Consultant’s or officer’s Proprietary Information and Inventions Agreement.

2.21 Registration Rights; Voting Rights. Except as will be required pursuant to the Investor Rights Agreement, the Company is not under any obligation, and has not granted any rights, to register any of the Company’s currently outstanding securities or any of their securities that may hereafter be issued. Except as provided in the Voting Agreement and certain other voting arrangements described therein, to the Company’s Knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital stock of the Company.

2.22 Real Property. The Companies have no interest in any real estate, except for the property the Companies own or lease described on Schedule 2.22, (the leased property so described, the “Leased Real Property”). The Leased Real Property is adequate for the operations of the business as currently conducted. A true and complete copy of the lease agreements (the “Real Property Lease”) pertaining to the Leased Real Property has been delivered or made available to the Investors. The Companies have paid all amounts due and are not in default under the Real Property Lease and there exists no condition or event, which, with the passage of time, giving of notice or both, would reasonably be expected to give rise to a default under or breach of the Real Property Lease.

2.23 Permits; Regulatory.

(a) No consent, approval, waivers or authorization of, or designation, declaration or filing with any court, governmental authority or instrumentality or arbitrator or any other Person is required in connection with the valid execution, delivery and performance of this Agreement and the Transaction Agreements (including, without limitation, the issuance of the Shares, the Conversion Shares or the Warrant Stock), except such filings that have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing as will be filed in a timely manner.

(b) Neither the Companies nor their agents or affiliates have received any notices or other correspondence from any governmental agency or third party requiring the termination, suspension or modification of its business or alleging a violation of any applicable laws or regulations in connection with its business. Neither the Companies nor their agents or affiliates have received any notice that any governmental authority has commenced or, to the Company’s Knowledge, threatened to initiate any action to hinder the business or to limit the ability of the Companies to continue the business, or commenced or threatened to initiate any action to enjoin the Companies from conducting the business.

2.24 Environmental and Safety Laws.

(a) Except as set forth on Schedule 2.24, the Companies have not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of its business or otherwise. The Companies and the operation of the business are in compliance in all material respects with all applicable Environmental Laws (as defined below). All of the Leased Real Property and all other real property which the Companies occupy or use or have ever occupied or used (the “Premises”) is in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. The Companies have not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any Person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and, to the Company’s Knowledge, there exists no reasonable basis therefor. The Companies have obtained and are maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the operations conducted thereon, and are in compliance with all such permits, licenses and approvals. The Companies have not caused or allowed a release, or a threat of release, of any Hazardous Substance on, at or near the Premises or anywhere else, and, to the Company’s Knowledge, the Premises have never been subject to a release of any Hazardous Substance.

(b) For the purposes of this Agreement, the term “Environmental Laws” shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq. For purposes of this Agreement, the term “Hazardous Substances” shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.

2.25 Compliance with Laws; Permits. The Companies have complied in all material respects with all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government or of any instrumentality or agency thereof in respect of the conduct of the Companies’ business or the ownership of their properties. Except as set forth in Schedule 2.25, the Companies have all franchises, permits and any similar authority necessary for the conduct of the business as now being conducted, and believe each of the Companies can obtain, without customary burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any franchise, permit, or other similar authority.

2.26 Minute Books. The minute books of the Company made available to the Investors contain minutes of all meetings of the directors (and committees thereof) and the stockholders since the date of incorporation of the Company and accurately reflect all actions by the directors (and any committees thereof) and stockholders with respect to all transactions referred to in such minutes.

2.27 Insurance. Schedule 2.27 sets forth a list of all policies or binders of fire, casualty, liability, product liability, worker’s compensation, vehicular or other insurance (including director’s and officer’s insurance) held by the Companies concerning its assets and/or the business (specifying for each such insurance policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder of more than $10,000, and setting forth the aggregate amounts paid out under each such policy through the date hereof). Such policies and binders are valid and in full force and effect. The Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim of which it has notice under any such policy or binder in a timely fashion. Except in the ordinary course of business, the Companies have not received or given a notice of cancellation or nonrenewal with respect to any such policy or binder. None of the applications for such policies or binders contain any material inaccuracy. All premiums for such policies and binders have been paid when due. Since its date of formation, none of the Companies have received written notice from any of its insurance carriers that any insurance premiums will be materially increased after the Closing Date or that any insurance coverage listed on Schedule 2.27 will not be available on substantially the same terms as now in effect.

2.28 Investment Company Act. The Company is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

2.29 Foreign Payments; Undisclosed Contract Terms.

(a) The Companies have not, with respect to the business, made any offer, payment, promise to pay or authorization for the payment of money or an offer, gift, promise to give, or authorization for the giving of anything of value to any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder.

(b) There are no understandings, arrangements, agreements, provisions, conditions or terms relating to, and there have been no payments made to any Person in connection with any agreement, contract, commitment, lease or other contractual undertaking of the Companies which are not expressly set forth in such contractual undertaking.

2.30 No Broker. The Company has not employed any broker or finder, or incurred any liability for any brokerage or finder’s fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement or the Transaction Agreements.

2.31 Full Disclosure. The Transaction Agreements and all other documents required to be delivered by the Company to the Investors at or prior to the Closing do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made. The Company has provided each of the Investors with all information requested by such Investor in connection with the consummation of the transactions contemplated under this Agreement and the Transaction Agreements.

3. Representations and Warranties of the Investors. Each Investor hereby severally but not jointly represents and warrants to the Company with respect to itself and not any other Investors that:

3.1 Authorization. The Investor has full power and authority to enter into the Transaction Agreements. The Transaction Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent that the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement, the Investor hereby confirms, that the Securities to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. The Investor has not been formed for the specific purpose of acquiring the Securities.

3.3 Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management and has had an opportunity to review the Company’s facilities. The Investor understands that such discussions, as well as any other written information delivered by the Company to the Investor, were intended to describe the aspects of the Company’s business which the Investor believes to be material. The foregoing, however, does not limit or modify the representations or warranties of the Company in Section 2 of this Agreement or the right of Investor to rely thereon.

3.4 Restricted Securities. The Investor understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Investors’

Rights Agreement. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Investor understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

3.6 Legends. The Investor understands that the Securities, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(a) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in or required by the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

3.7 Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8 Foreign Investors. If the Investor is not a United States Person (as defined by Section 7701(a)(30) of the Code), such Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Securities, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Such Investor’s subscription and payment for and continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of the Investor’s jurisdiction.

3.9 No General Solicitation. Neither the Investor, nor any of its officers, directors, employees, agents, holders of capital stock or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Securities.

3.10 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any Person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no

Investor nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

4. Conditions of the Investors’ Obligations at Closing. Each Investor has been induced to enter into this Agreement based on the following matters having occurred on or before the Closing Date, unless waived in writing by the Investors purchasing 80% of the Series C-1 Preferred Stock:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Execution Date and the Closing Date.

4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

4.3 Compliance Certificate. The President of the Company shall deliver to the Investors at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

4.5 Opinion of Company Counsel. The Investors shall have received from Orrick, Herrington & Sutcliffe LLP, counsel for the Company, an opinion, dated as of the Closing Date, in substantially the form of Exhibit H.

4.6 Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing Date, which shall continue to be in full force and effect as of the Closing.

4.7 Secretary’s Certificate. The Secretary of the Company shall deliver to the Investors at the Closing a certificate certifying (a) the Restated Certificate, (b) the Bylaws of the Company, (c) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated hereby and thereby, and (d) resolutions of the stockholders of the Company approving the Restated Certificate.

4.8 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and the Investors (or their counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.9 Investors’ Rights Agreement. The Company, the Existing Preferred Holders and the Investors shall have executed and delivered the Investors’ Rights Agreement in substantially the form attached as Exhibit E.

4.10 Right of First Refusal and Co-Sale Agreement. The Company, the Key Holders, the Existing Preferred Holders and the Investors shall have executed and delivered the Right of First Refusal and Co-Sale Agreement in substantially the form attached as Exhibit F.

4.11 Voting Agreement. The Company, the Key Holders, the Existing Preferred Holders and the Investors shall have executed and delivered the Voting Agreement in substantially the form attached as Exhibit G.

4.12 Board of Directors. The Board of Directors shall be constituted as contemplated by the Voting Agreement.

4.13 Indemnification Agreements. The Company and each Person designated as a director by the Investors pursuant to the Voting Agreement shall have executed and delivered and Indemnification Agreement.

4.14 Side Letter; Master Development Agreement; Credit Agreement. The Company and WM Organic Growth, Inc. and/or its affiliates (“WMI”) shall have executed and delivered each of (a) a side letter, (b) a Master Development Agreement and (c) a Credit Agreement (the “Credit Agreement”), each in form reasonably acceptable to each signatory.

4.15 Additional Side Letter. The Company and WMI shall have executed and delivered a side letter with respect to certain rights regarding the Company’s Board of Directors in form reasonably acceptable to each signatory.

4.16 Directors and Officers Liability Insurance. The Company shall have secured a directors and officers insurance policy (including “Side A” and “Side B” coverage) covering the directors and officers of the Company in an amount not less than $5 million.

4.17 Minimum Investment. The Investors set forth on Exhibit A and Exhibit B shall together purchase at the Closing not less than all of the Series C-1 Preferred Stock set forth therein on the terms of this Agreement. Except for the Credit Agreement, upon the Closing all debt instruments between any of the Companies and any Investor (or their respective affiliates) shall be cancelled by the Companies and such Investor (or their respective affiliates).

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Investors on or prior to the Closing shall have been performed or complied with in all material respects.

5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series C-1 Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4 Side Letter; Master Development Agreement; Credit Agreement. The Company and WMI shall have executed and delivered each of (a) a side letter, (b) a Master Development Agreement and (c) the Credit Agreement, each in form reasonably acceptable to each signatory.

5.5 Additional Side Letter. The Company and WMI shall have executed and delivered a side letter with respect to certain rights regarding the Company’s Board of Directors in form reasonably acceptable to each signatory.

6. Use of Proceeds. The net proceeds from the financing contemplated by this Agreement will be used to (i) fund the construction and initial operations of the Sierra BioFuels Plant; and (ii) for general working capital needs consistent with financial budgets approved from time to time by the Board of Directors, including continued project development.

7. Reservation of Stock. As of or prior to the Closing, the Company shall take any and all action necessary to reserve for issuance the number of shares of Common Stock into which all of the Securities to be sold or issuable hereunder are convertible, and shall take such further action from time to time thereafter to increase the number of shares of Common Stock reserved for issuance as required by any increase in the number of shares of Common Stock into which the Securities may then be converted.

8. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the parties shall use their good faith commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Closing and the other transactions contemplated hereunder, including (a) obtaining all required consents and (b) the execution and delivery of any additional documents, agreements and instruments (in form and substance reasonably satisfactory to the parties) necessary to consummate the transactions contemplated hereunder and to fully carry out the purposes of this Agreement.

9. Miscellaneous.

9.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement for a period of two (2) years following the Closing; provided, however, that such survival period shall not apply with respect to (a) the representations and warranties contained in Sections 2.1 through 2.6, which shall survive indefinitely, and (b) the representations and warranties contained in Sections 2.16, 2.18, 2.19 and 2.24, which shall survive for six (6) years following the Closing.

9.2 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered Personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or Exhibit A or Exhibit B hereto, or as subsequently modified by written notice, and (a) if to the Company, with a copy (which shall not constitute notice) to Karen Dempsey, Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, California 94105 or (b) if to the New Investors, with a copy (which shall not constitute notice) to William Greason, Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112 and Jack Bowling, Stinson Morrison Hecker LLP, 1201 Walnut Street, Suite 2900, Kansas City, MO 64106.

9.6 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Investor or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.7 Fees and Expenses. The Company shall pay the reasonable fees and expenses of counsel for USRG Holdco 3D, LLC in connection with the transactions contemplated hereby, provided such fees and expenses do not exceed, in the aggregate, $25,000. The Company shall also pay the reasonable fees and expenses of Stinson Morrison Hecker LLP, counsel for WMI, in connection with the transactions contemplated hereby, provided such fees and expenses do not exceed, in the aggregate, $25,000.

9.8 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.9 Amendments and Waivers; Termination. Any term of this Agreement may be amended or waived only with the written consent of the Company and each Investor. Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon the Investors and each transferee of the Securities, each future holder of all such Securities, and the Company.

9.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

9.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.12 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

9.13 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE

RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

9.14 No Commitment for Additional Financing. The Company acknowledges and agrees that none of the Investors has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Securities as set forth herein and subject to the conditions set forth herein and the Credit Agreement and related agreements contemplated by Section 4.14 and Section 5.4. In addition, the Company acknowledges and agrees that, except as set forth in the Credit Agreement (i) no statements, whether written or oral, made by an Investor or its respective representatives on or after the date hereof shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by an Investor or its respective representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by an Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance except as set forth in the Credit Agreement.

9.15 Confidentiality. Each Investor shall keep confidential any information furnished to it by the Company in accordance with this Section 9.15 which the Company identifies as being confidential or proprietary for so long as such information is not otherwise available in the public domain (through no direct or indirect action of such Investor). Each Investor also agrees that such confidential information of the Company may be disclosed on a similarly confidential basis by such Investor to its officers, directors, partners, members, advisors, employees, auditors and legal counsel and other affiliates who have a need to know such information without the prior express written consent of the Company, so long as such Investor directs such authorized representatives and other affiliates to keep such information confidential under the same terms as provided herein. Notwithstanding any other provision in this Section 9.15, (i) in the event that such Investor is advised by legal counsel that disclosure or delivery of information provided by the Company is required by law, legal process, regulation or judicial or administrative order, such Investor may disclose or deliver such information to such authority and (ii) each Investor may disclose any confidential information of the Company to the minimum extent necessary in connection with the enforcement of this Agreement or rights under this Agreement. The provisions of this Section 9.15 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

[Signature Pages Follow]

The parties have executed this Amended and Restated Series C Preferred Stock Purchase Agreement as of the date first written above.

THE COMPANY:

FULCRUM BIOENERGY, INC.

By:	/s/ E. James Macias
Name:	E. James Macias
Title:	President and Chief Executive Officer

Address: 4900 Hopyard Road, Suite 220 Pleasanton, CA 94588 United States Fax: (925) 730-0157

THE EXISTING INVESTORS:

USRG HOLDCO III, LLC

By: USRG Management Company, LLC, its Manager

By:	/s/ James A. C. McDermott
Name:	James A. C. McDermott
Title:	Managing Director

RUSTIC CANYON VENTURES III, L.P.

By: Rustic Canyon GP III, LLC, its General Partner

By:	/s/ Nate Redmond
Name:	Nate Redmond
Title:	Member

SIGNATURE PAGE TO AMENDED AND RESTATED SERIES C PREFERRED STOCK PURCHASE AGREEMENT

THE NEW INVESTORS:

USRG HOLDCO 3D, LLC

By:	/s/ Jonathan Koch
Name:	Jonathan Koch
Title:	President

RUSHEEN CAPITAL PARTNERS, LLC

By:	/s/ James A. C. McDermott
Name:	James A. C. McDermott
Title:	Managing Member

WM ORGANIC GROWTH, INC.

By:	/s/ Carl Rush
Name:	Carl Rush
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED SERIES C PREFERRED STOCK PURCHASE AGREEMENT